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                                                                     EXHIBIT 8.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                October 25, 2002


Metris Companies Inc.
10900 Wayzata Boulevard
Minnetonka, MN  55305

Ladies and Gentlemen:

                  We have acted as special tax counsel to Metris Companies Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company of up to $150,000,000 principal amount of the Company's Renewable Unsecured Subordinated Notes (the "Notes"), pursuant to an Indenture dated as of October 25, 2002, as supplemented by a First Supplemental Indenture (the "Supplemental Indenture") dated as of October 25, 2002 between the Company and U.S. Bank National Association, as Trustee (as supplemented, the "Indenture") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed as of September 29, 2000, as supplemented by the Prospectus Supplement dated October 25, 2002 to the Prospectus filed with the Registration Statement.

                  We hereby confirm that the discussion in the Prospectus Supplement under the caption "Material Federal Income Tax Consequences" is a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                         Very truly yours,

                                         /s/ Dorsey & Whitney LLP



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